Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of HopTo, Inc. on Form S-1 of our report dated April 1, 2019, with respect to our audit of the consolidated financial statements of HopTo, Inc. as of December 31, 2018 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on April 25, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” and “Selected Financial Date” in such Prospectus.

/s/ Marcum llp

Marcum llp

Chicago, IL

February 5, 2020